Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Chemspec International Limited:

We consent to the use of our report dated April 3, 2009, with respect to the consolidated balance sheets of Chemspec International Limited and subsidiaries as of December 31, 2007 and 2008, and the related consolidated statements of income, equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2008, which appears in the registration statement (No. 333-159471) on Form F-1 of Chemspec International Limited dated March 26, 2009, incorporated herein by reference.

/s/ KPMG

Hong Kong, China
March 23, 2010

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